Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated June 29, 2017 pertaining to The Michaels Companies, Inc. Second Amended and Restated 2014 Omnibus Long-Term Incentive Plan of our reports dated March 7, 2017, with respect to the consolidated financial statements of The Michaels Companies, Inc. and the effectiveness of internal control over financial reporting of The Michaels Companies, Inc. included in its Annual Report (Form 10-K) for the year ended January 28, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

June 29, 2017